Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Acxiom Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statements on Form S-3 and Form S-8 (Nos. 33-17115, 33-37610, 33-37609, 33-42351, 33-72310, 333-63633, 333-91395, 333-40114, 333-57470, 333-68620, 333-98613, 333-108900, 333-124901 and 333-127743) of Acxiom Corporation of our report dated June 23, 2006, with respect to the statements of net assets available for benefits of Acxiom Corporation Retirement Savings Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the related supplemental schedule, which report appears in the December 31, 2005, annual report on Form 11-K of Acxiom Corporation Retirement Savings Plan.

/s/ KPMG LLP

Dallas, Texas

June 28, 2006

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